As filed with the Securities and Exchange Commission on December 15, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Goldman Sachs Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-4019460
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Street New York, NY	10282
(Address of Principal Executive Offices)	(Zip Code)

The Goldman Sachs Amended and Restated Stock Incentive Plan (2021)

(Full title of the plan)

Matthew E. Tropp

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

(Name and address of agent for service)

(212) 902-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934 as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933 as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	55,000,000 shares	$386.93	$21,281,150,000	$1,972,762.61

(1)

This registration statement on Form S-8 (this “Registration Statement”) also relates to an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of The Goldman Sachs Group, Inc. (the “Registrant”) that may be issued pursuant to anti-dilution and adjustment provisions of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) (the “Plan”).

(2)

Estimated solely for purposes of calculating the registration fee, in accordance with Rules 457(c) and 457(h) under the Securities Act. Such estimate is based upon the average of the high and low sales prices of Common Stock on December 13, 2021, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March  31, 2021, June  30, 2021 and September 30, 2021;

(c) the Registrant’s Current Reports on Form 8-K filed January 19, 2021 (excluding “furnished” and not “filed” information), January  26, 2021, January  27, 2021, February  12, 2021, February  26, 2021, March  4, 2021, March  8, 2021, April  14, 2021 (excluding “furnished” and not “filed” information), April  19, 2021, April  22, 2021, April  26, 2021, April  29, 2021, April  30, 2021, May  21, 2021, May  24, 2021 (excluding “furnished” and not “filed” information), June  10, 2021, June  28, 2021, July  13, 2021 (excluding “furnished” and not “filed” information), July  21, 2021, July  28, 2021, August  11, 2021, September  14, 2021 (excluding “furnished” and not “filed” information), October 15, 2021 (excluding “furnished” and not “filed” information), October  21, 2021, October  22, 2021, October  29, 2021, November  10, 2021, November  30, 2021 and December 6, 2021; and

(d) the description of the Common Stock contained in Pre-Effective Amendment No. 1 to our Registration Statement on Form S-3 (Registration No. 333-253421), filed with the Commission on March 17, 2021, and all amendments and reports filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement subsequently incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby has been passed upon by Sullivan & Cromwell, LLP. A copy of this opinion is attached as Exhibit 5 to this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the Registrant’s by-laws provides for indemnification by the Registrant of any person who is or was a director or an officer appointed by resolution of the board of directors of the Registrant, or is or was a member of the Shareholders’ Committee acting pursuant to the Amended and Restated Shareholders’ Agreement (as described in Exhibit 10.6 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2020). The by-laws also provide that the Registrant shall advance expenses to any such person and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant.

To the extent authorized from time to time by the board of directors of the Registrant (including a resolution authorizing officers of the Registrant to grant such rights), the Registrant may provide to any one or more persons, including without limitation any one or more employees or other agents of the Registrant, or one or more directors, officers, employees and other agents of any subsidiary or any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, with any such rights subject to the terms, conditions and limitations established pursuant to a resolution by the board of directors of the Registrant. The by-laws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Registrant’s restated certificate of incorporation provides for such limitation of liability.

Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Under the Plan, no member of the Registrant’s board of directors and the Committee (as defined in the Plan) and no employee of the Registrant and its subsidiaries and affiliates shall have any liability to any person (including a Grantee (as defined in the Plan)) for any action taken or omitted to be taken or any determination made in good faith. Each of the foregoing persons shall be indemnified against any loss, cost, liability or expense (including attorneys’ fees) imposed on or incurred by such person in connection with or resulting from any action, suit or proceeding to which such person may be a party or involved by reason of any action taken or omitted to be taken under the Plan or any award agreement pursuant to the Plan, as well as all amounts paid, with the Registrant’s approval, in settlement thereof or paid in satisfaction of any judgment.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Certain of the following exhibits, as indicated, were previously filed as exhibits to reports filed by The Goldman Sachs Group, Inc. under the Exchange Act and are hereby incorporated by reference to such reports. The Goldman Sachs Group, Inc.’s Exchange Act file number is 001-14965.

Exhibit Number	Description	Location

4.1	The Goldman Sachs Amended and Restated Stock Incentive Plan (2021).	Filed as Annex C to The Goldman Sachs Group, Inc.’s Definitive Proxy Statement on Schedule 14A filed March 19, 2021.

4.2	Restated Certificate of Incorporation of The Goldman Sachs Group, Inc., as amended to date.	Filed as Exhibit 3.1 to The Goldman Sachs Group, Inc.’s Current Report on Form 8-K filed November 10, 2021.

4.3	Amended and Restated By-Laws of The Goldman Sachs Group, Inc., as amended to date.	Filed as Exhibit 3.2 to The Goldman Sachs Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

5	Opinion of Sullivan & Cromwell LLP regarding the validity of the securities being registered.	Filed as exhibit hereto.

15	Letter of Awareness from PricewaterhouseCoopers LLP.	Filed as exhibit hereto.

23.1	Consent of Sullivan & Cromwell LLP.	Included in Exhibit 5.

23.2	Consent of PricewaterhouseCoopers LLP.	Filed as exhibit hereto.

24	Powers of Attorney.	Included in signature pages.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 15th day of December, 2021.

The Goldman Sachs Group, Inc.

(Registrant)

By:	/s/ Stephen M. Scherr
Name: Stephen M. Scherr Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints David M. Solomon, Stephen M. Scherr, Denis P. Coleman III, Philip R. Berlinski, Kathryn H. Ruemmler, Bentley de Beyer, and Michael J. Perloff (so long as each such individual is an employee of The Goldman Sachs Group, Inc. or an affiliate of The Goldman Sachs Group, Inc.), and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of this 15th day of December, 2021.

Signature	Title

/s/ David M. Solomon	Director, Chairman and Chief Executive Officer (Principal Executive Officer)
David M. Solomon

/s/ M. Michele Burns	Director
M. Michele Burns

/s/ Drew G. Faust	Director
Drew G. Faust

/s/ Mark A. Flaherty	Director
Mark A. Flaherty

/s/ Kimberley D. Harris
Kimberley D. Harris	Director

/s/ Ellen J. Kullman	Director
Ellen J. Kullman

/s/ Lakshmi N. Mittal	Director
Lakshmi N. Mittal

/s/ Adebayo O. Ogunlesi	Director
Adebayo O. Ogunlesi

/s/ Peter Oppenheimer	Director
Peter Oppenheimer

/s/ Jan E. Tighe	Director
Jan E. Tighe

/s/ Jessica R. Uhl
Jessica R. Uhl	Director

Signature	Title

/s/ David A. Viniar
David A. Viniar	Director

/s/ Mark O. Winkelman
Mark O. Winkelman	Director

/s/ Stephen M. Scherr
Stephen M. Scherr	Chief Financial Officer (Principal Financial Officer)
/s/ Sheara J. Fredman
Sheara J. Fredman	Chief Accounting Officer (Principal Accounting Officer)